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                                                     EXHIBIT 3.(i)(b)




                  CERTIFICATE OF AMENDMENT
                             OF
            RESTATED CERTIFICATE OF INCORPORATION
                             OF
              OCCIDENTAL PETROLEUM CORPORATION


       Occidental   Petroleum  Corporation,  a   corporation
organized  and existing under and by virtue of  the  General
Corporation   Law   of   the   State   of   Delaware    (the
"Corporation"),

     DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of the Corporation on February 13, 1997, at which a quorum was present and acted throughout, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation to declassify the Board of Directors (the "Amendment"), declaring the Amendment to be advisable, and directing that the Amendment be considered at the next annual meeting of the stockholders of the Corporation.

      SECOND: That thereafter on April 25, 1997, the 1997 annual meeting of the Corporation was duly held in accordance with the by-laws of the Corporation and the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of stock as required by statute were voted in favor of the following resolution adopting the Amendment:

       NOW,  THEREFORE, BE IT RESOLVED, that Paragraph  A
  of   Article   VI   of  the  Restated  Certificate   of
  Incorporation, as amended, of this Corporation be amended so that in its entirety the said Section A shall read as set forth below:

       "A.   The  business and affairs of the Corporation
  shall  be managed by or under the direction of a  Board
  of  Directors consisting of not less than ten nor  more
  than  fourteen directors, or such greater number as  is
  provided  for in the following paragraph. The Board  of
  Directors   shall   initially   consist   of   fourteen
  directors, until the exact number is changed from  time
  to  time  within the foregoing limits by,  or  in  such
  manner  as  may  be  provided in, the  By-laws  of  the
  Corporation. The directors shall be divided into  three
  classes,  consisting initially of four, five  and  five
  directors  and designated Class I, Class II  and  Class
  III, respectively. Each director elected prior to April
  26,  1997 shall serve for the term he was elected, such
  that  the  term of each director elected  at  the  1995
  annual meeting (Class III) shall end at the annual meeting in 1998, the term of each director elected at the 1996 annual meeting (Class I) shall end at the annual meeting in 1999, and the term of each director elected at the 1997 annual meeting (Class II) shall end at the annual meeting in 2000. Commencing April 26, 1997, the term of each director elected after that date, whether at an annual meeting or to



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  fill  a  vacancy in the Board of Directors arising  for
  any reason, including an increase in the size of the Board of Directors, shall end at the first annual meeting following his election. Commencing with the annual meeting in 2000, the foregoing classification of the Board of Directors shall cease and all directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case will a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his term is scheduled to end until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office. Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

        "Notwithstanding  the  foregoing,  whenever   the
  holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected shall be in addition to the number of directors provided for in the preceding paragraph, and shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms."

       THIRD:   That  the  Amendment  was  duly  adopted  in
accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Donald P. de Brier, its Executive Vice President and Secretary, this 25th day of April, 1997.



                             By     D. P. DE BRIER
                                ----------------------
                                   Donald P. de Brier
                                   Executive Vice President
                                   and Secretary